Exhibit 21

UNION TANK CAR COMPANY AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

as of December 31, 2003

Jurisdiction Under Which Organized
Amarillo Gear Company	Delaware

Bushwick Metals, Inc.	Delaware

Enersul Inc.	Alberta

E. S. Investments Inc.	Alberta

EXSIF SAS*	France

EXSIF Worldwide, Inc.*	Delaware

Future Metals, Inc.	Delaware

M/K Express Company	Delaware

M/K Express Services Company	Delaware

Marmon Distribution Services LLC	Delaware

Marmon Transportation Services LLC	Delaware

Marmon/Keystone Corporation	Delaware

The Marmon Group of Canada Ltd.	Canada

McKenzie Valve & Machining Company	Delaware

Penn Machine Company	Delaware

Procor Alberta Inc.	Alberta

Procor Holdings Inc.	Canada

Procor Sulphur Services Inc.	Alberta

Rail Car Associates Limited Partnership	Illinois

Railserve, Inc.	Delaware

Railserve Inc.	Canada

Robertson Inc.	Canada

Tiger Industries L.P.	Alberta

Tiger-Sunbelt Industries, Inc.	Delaware

Trackmobile, Inc.	Georgia

Uni-Form Components Co.	Delaware

Union Tank Car Rail Services Company	Delaware

WCTU Railway Company	Oregon

Worldwide Containers, Inc.	Delaware

All subsidiaries listed above are wholly-owned, except for Worldwide Containers, Inc., of which the Company owns 79.8%, and its subsidiaries (which are marked above with an asterisk), and are included in the consolidated financial statements incorporated herein.